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                                   EXHIBIT 2.2
                 FIRST AMENDMENT TO THE STOCK PURCHASE AGREEMENT

     This First Amendment to the Stock Purchase Agreement ("AMENDMENT") is made the 15th day of August, 2001, by and among Vita Food Products, Inc., a Nevada corporation ("VITA") and Terry W. Hess ("TERRY").

                                    RECITALS

     A. The parties agreed to modify certain existing terms of the Stock Purchase Agreement, dated June 29, 2001 ("STOCK PURCHASE AGREEMENT"). Terms not otherwise defined herein shall have the meanings as set forth in the Stock Purchase Agreement.

     B. Accordingly, the parties desire to amend the Stock Purchase Agreement pursuant to the terms and conditions of this Amendment.

                                     CLAUSES

     In consideration of the preceding, the parties agree as follows:

     1. Section 2(b) (i), (ii) and (iii) of the Stock Purchase Agreement is hereby deleted in its entirety and replaced with the following Section 2(b) (i),
(ii) and (iii):

     "2(b) PURCHASE PRICE. Vita shall pay Terry the following purchase price in cash, or by wire transfer of immediately available funds (the "PURCHASE PRICE"):

           (i) At the Closing, Vita shall pay to Terry approximately $4,843,359.04 (the "CLOSING PAYMENT"). The Closing Payment equals forty percent (40%) of: Sixteen Million Dollars ($16,000,000), less the aggregate of certain designated outstanding Virginia Honey liabilities set forth on the Most Recent Balance Sheet, attached hereto as Exhibit B, which certain unaudited liabilities total $3,891,602.41, (the "VIRGINIA HONEY DEBT"); plus

           (ii) For the period January 1, 2001 through December 31, 2004, Vita shall pay Terry forty percent (40%) of five (5) times the average annual earnings of Virginia Honey, before interest, taxes, depreciation and amortization ("EBITDA"), less Virginia Honey Debt (the "FIRST EARNOUT"). Vita shall pay Terry the First Earnout, or the undisputed portion of the First Earnout, on or before April 1, 2005; plus

           (iii) For the period January 1, 2005 through December 31, 2006, Vita shall pay Terry twenty percent (20%) of five (5) times the average annual EBITDA, less Virginia Honey Debt (the "SECOND Earnout"). Vita shall pay Terry the Second Earnout, or the undisputed portion of the Second Earnout, on or before April 1, 2007."

     2. RATIFICATION. The terms of the Stock Purchase Agreement, as amended by this Amendment, are hereby ratified and confirmed.

     IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first stated above.

TERRY W. HESS                             VITA FOOD PRODUCTS, INC.

By:                                       By:
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   TERRY W. HESS                          Its:
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